                                                                      EXHIBIT 11

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

                                            Six Months Ended June 30,
                                            -------------------------

                                               1995           1996
                                               ----           ----
Loss From Continuing Operations             (2,488,000)    (1,215,000)

Loss From Discontinued Operations             (240,000)      (400,000)
                                            ----------     ----------

     Net Loss                               (2,728,000)    (1,615,000)
                                            ==========     ==========

Average Shares Outstanding                  17,835,000     18,517,000



Common Stock Equivalents Assuming
     Exercise of Stock Options                    --             --
                                            ----------     ----------

                                            17,835,000     18,517,000
                                            ==========     ==========


Income (loss) per common share and
     common share equivalent:

     Loss From Continuing Operations            ($0.14)        ($0.07)

     Loss From Discontinued Operations           (0.01)         (0.02)
                                                -------        -------

     Net Loss                                   ($0.15)        ($0.09)
                                                =======        =======
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